EXHIBIT 99.2

Pursuant to the instructions in Item 7 of Schedule 13G, the following lists the identity and Item 3 classification of the relevant entity that beneficially owns shares of the security class being reported on this Schedule 13G.

CNL Residential Credit Manager, LLC is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) and is the direct beneficial owner of the securities reported herein. James M. Seneff, Jr. indirectly owns 100% of CNL Residential Credit Manager, LLC and is a control person thereof in accordance with Rule 13d-1(b)(1)(ii)(G).